Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

November 22, 2023

LINKBANCORP, Inc.

1250 Camp Hill Bypass

Suite 202

Camp Hill, PA 17011

Ladies and Gentlemen:

We have acted as special counsel to LINKBANCORP, Inc., a Pennsylvania corporation (the “Company”), in connection with (a) its registration statement on Form S-4 (File No. 333-271516), as amended (the “Original Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and (b) its related registration statement on Form S-4 filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Act (the “462(b) Registration Statement,” and together with the Original Registration Statement, the “Registration Statement”). This opinion letter is furnished in connection with the Company’s filing of the 462(b) Registration Statement relating to the proposed offering of up to an additional 32,168 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of February 22, 2023 (the “Merger Agreement”), by and between the Company and Partners Bancorp, a Maryland corporation.

In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate law of the Commonwealth of Pennsylvania. We have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or of public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties other than the Company had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such other parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, following the effectiveness of the 462(b) Registration Statement and when issued as contemplated in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit to the 462(b) Registration Statement and to the reference to our firm under the heading “Legal Matters” in the joint proxy statement/prospectus which is part of such Original Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

LUSE GORMAN, PC

November 22, 2023

Very truly yours,

/s/ LUSE GORMAN, PC
LUSE GORMAN, PC